FIRST SUPPLEMENTAL INDENTURE

                  FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of September 19, 1996, between FLORES & RUCKS, INC., a Delaware corporation (the "Company"), the SUBSIDIARY GUARANTORS (as defined in the Indenture described below) and FLEET NATIONAL BANK (formerly known as Shawmut Bank Connecticut, National Association), trustee (the "Trustee"). All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

                                                    WITNESSETH:

                  WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of December 1, 1994 (the "Indenture"), pursuant to which the Company issued its 13 1/2% Senior Notes Due 2004 in the aggregate principal amount of $125,000,000; and

                  WHEREAS, Section 9.2 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, the Company, when authorized by a Board Resolution, the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture (with certain exceptions not relevant to this Supplemental Indenture); and

                  WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by said Section 9.2; and

                  WHEREAS, the Company has been soliciting consents to the substance of this Supplemental Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation Statement dated August 20, 1996 and in the related Letter of Transmittal and Consent (which together constitute the "Solicitation"); and

                  WHEREAS, the Company has (1) filed with the Trustee consents to the substance of this Supplemental Indenture executed and delivered by the Holders of not less than a majority in principal amount of the Outstanding Securities of record as of August 20, 1996, (2) delivered to the Trustee an Opinion of Counsel relating to this First Supplemental Indenture as contemplated by Section 9.3 of the Indenture and (3) satisfied all other conditions required under Article IX of the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture.

                  NOW, THEREFORE, for and in consideration of the foregoing, the Company, the Subsidiary Guarantor and the Trustee agree for the benefit of the other and for the equal and ratable benefit of the Holders of the Securities as follows:



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                  SECTION 1 Amendments of Section 1.1 of the Indenture.

          (a) Paragraph (i) of the  definition of "Permitted  Indebtedness,"  in
Section 1.1 of the Indenture, is amended to read in its entirety as follows:

                  "(i) Indebtedness of the Company under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $50 million or
         (B) an amount equal to the sum of (x) $20 million and (y) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees payable under such facilities), less any amounts derived from Asset Sales of any Original Properties and applied to the required permanent reduction of Indebtedness (and a permanent reduction of the related commitment to lend in the case of a revolving credit facility) under such credit facilities as contemplated by Section 10.17(b)(i) hereof (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness") shall not at any one time exceed the Maximum Credit Amount; provided, however, and notwithstanding the foregoing provisions of this clause (i), the Company may not incur Indebtedness pursuant to this clause (i) for the purpose of (a) acquiring oil and gas Properties, (b) refinancing Acquired Indebtedness relating to an acquisition of oil and gas Properties or (c) making an Investment in an Unrestricted Subsidiary for either of the foregoing purposes, if as a result of such incurrence the aggregate principal amount of Indebtedness incurred for such purposes pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness") that would then be outstanding would exceed 50% of the Adjusted Maximum Credit Amount (plus interest and fees), unless in each case the incurrence of such Indebtedness which would be in excess of 50% of the Adjusted Maximum Credit Amount would satisfy the requirements of subclauses (x), (y) and (z) of clause
         (a) of Section 10.12 hereof (it being understood that in connection with any repayments of principal under such credit facilities, the Company may designate in its discretion the application of such repayments to either Indebtedness incurred for the foregoing purposes or to other Indebtedness incurred under such facilities);"

          (b) Paragraph (k) of the  definition of "Permitted  Liens," in Section
1.1 of the Indenture, is amended to read in its entirety as follows:



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                  "(k) Liens  securing  Indebtedness  incurred  to  finance  the construction, purchase or lease of, or repairs, improvements or additions to, property of the Company or any Restricted Subsidiary, provided, however, that such Lien shall be created (A) in the case of any Asset Acquisition, within 180 days of the closing of such Asset Acquisition and (B) in all other cases, within 90 days after the date of acquisition, construction or improvement of such property or asset by the Company or such Restricted Subsidiary; provided, further, however, that in each case, such Lien does not extend to any other property or asset of the Company and its Restricted Subsidiaries;"

          (c)  Paragraph  (i)  of  the   definition  of  "Permitted   Subsidiary
Indebtedness," in Section 1.1 of the Indenture, is amended to read in its entirety as follows:

                  "(i)  Indebtedness of any Restricted  Subsidiary  under one or more bank credit or revolving credit facilities (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness"); provided, however, and notwithstanding the foregoing provisions of this clause (i), the Restricted Subsidiaries may not incur Indebtedness pursuant to this clause (i) for the purpose of (a) acquiring oil and gas Properties, (b) refinancing Acquired Indebtedness relating to an acquisition of oil and gas Properties or (c) making an Investment in an Unrestricted Subsidiary for either of the foregoing purposes, if as a result of such incurrence the aggregate principal amount of Indebtedness incurred for such purposes pursuant to this clause (i) (and clause (i) of the definition of "Permitted Indebtedness") that would then be outstanding would exceed 50% of the Adjusted Maximum Credit Amount (plus interest and fees), unless in each case the incurrence of such Indebtedness which would be in excess of 50% of the Adjusted Maximum Credit Amount would satisfy the requirements of subclauses (x), (y) and (z) of clause (a) of Section
         10.12 hereof (it being understood that in connection with any repayments of principal under such credit facilities, the Restricted Subsidiaries may designate in their discretion the application of such repayments to either Indebtedness incurred for the foregoing purposes or to other Indebtedness incurred under such facilities);"

                  SECTION 2 Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantor, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company and the Subsidiary Guarantor by corporate action or otherwise, (c) the due execution hereof by the Company and the Subsidiary Guarantor, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any

HOU04:37727.2

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such  matters and (e) the validity or  sufficiency  of the  Solicitation  or the consent solicitation materials or procedure in connection therewith.

                  SECTION 3 Governing Law. This Supplemental Indenture shall be governed by the laws of the State of New York.

                  SECTION 4 Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                     ISSUER:

                                        FLORES & RUCKS, INC.,
                                        a Delaware corporation



                                        By:     /s/ ROBERT K. REEVES
                                        Name:     Robert K. Reeves
                                        Title:    Senior Vice President and
                                                   General Counsel


                                    SUBSIDIARY GUARANTOR:

                                        FLORES & RUCKS, INC.,
                                        a Louisiana corporation



                                        By:     /s/ ROBERT K. REEVES
                                        Name:     Robert K. Reeves
                                        Title:    Senior Vice President and
                                                   General Counsel


                                    TRUSTEE:

                                        FLEET NATIONAL BANK
                                        (formerly known as Shawmut Bank
                                         Connecticut, National Association)



                                        By:     /s/ ELIZABETH C. HAMMER
                                        Name:     Elizabeth C. Hammer
                                        Title:    Vice President